GulfMark Offshore Reports Record Profits

July 28, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced record profits for both the second quarter and first half of 2006. Net income for the second quarter of $13.0 million, or $0.63 per diluted share, and revenue of $58.4 million set new records, exceeding those previously set in the third quarter of 2005. Operating income of $18.8 million also established a new GulfMark record. Compared to the first quarter of 2006, net income more than doubled while revenues increased over twenty-two percent. The improvements were directly related to improved day rates, increased vessel utilization and the contribution from the newest addition to the fleet.

Comparing the record 2006 second quarter results to the same quarter in 2005 when net income was $8.3 million, or $0.40 per diluted share on revenue of $51.3 million, both net income and revenue increased 58% and 14% respectively. The $7.1 million increase in revenue in 2006 over the same quarter in 2005 is attributable to improvements in day rates of $4.1 million, utilization of $2.3 million and the full quarter effect of four of our new builds of $2.2 million. Partially offsetting was a decrease of $1.5 million related to the termination of the bareboat leased vessel at the beginning of 2006.

        Bruce Streeter, President and COO, stated: “The historic levels of operating income and net income achieved in the quarter reflect both the underlying strength of the markets we serve and the improvements we indicated would come as we completed the bulk of our dry dock requirements for the year. With more than two thirds of our planned dry docks completed in the first half we will have an increased number of vessel days available in the second half of the year. We therefore are looking forward to the balance of the year and into 2007 when we believe we will see continued improvement in term day rates.

        Our second quarter performance is attributable to a number of positive factors. The contribution from the earlier new build program has been identifiable for sometime, but we are now benefiting from the current building program as our most recent delivery, the Sea Guardian, is on contract and continues to work at a favorable rate. In comparison to the second quarter of 2005, we also have had the benefit of the two vessels working in Mexico and the Sea Intrepid that delivered late last year.

        In the North Sea, the two large anchor handling vessels operating in the spot market have experienced excellent results including a number of days at all-time record day rates. Demand continues to be strong and we have been working with customers to try and balance their vessel needs as best we can with our near term dry dock requirements. We moved one vessel from the Americas to the North Sea and, while we did most of the planned dry docks, we were not able to complete all of those we hoped to do in the second quarter. In Southeast Asia, we benefited from the increased fleet size, improving rates and increased utilization. In the Americas, the fleet size was reduced by the one vessel that transferred to the North Sea, but the rest of the fleet, all on long term contracts, performed well with no lost revenue days.”

At June 30, 2006 GulfMark had working capital of $43.3 million, including $25.5 million in cash. The Company had total debt of $240.9 million, consisting of $159.5 million of senior notes,

GulfMark Offshore, Inc.
Press Release
July 28, 2006

$80.9 million outstanding under the new credit facility and $0.5 million related to the Aker Joint Venture capital contribution (construction of the Aker PSV09 vessel).

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 A.M. EDT/8:00 A.M. CDT on Monday, July 31, 2006. Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 2nd Quarter Earnings conference. The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international calls should use 706/645-9291) and entering access code 3293926.

GulfMark provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:    Edward A. Guthrie, Executive Vice President
                   E-mail: Ed.Guthrie@GulfMark.com
                   (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-k for the year ended December 31, 2005. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
July 28, 2006

Statement of Operations (unaudited)	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005

Revenues	$58,433	$47,675	$51,340
Direct operating expenses	22,493	21,784	21,036
Drydock expense	3,580	2,756	3,610
Bareboat charter expense	-	-	1,382
General and administrative expenses	6,228	5,901	4,987
Depreciation expense	7,355	7,061	7,256
Operating Income	18,777	10,173	13,069

Interest expense	(4,134)	(4,298)	(4,763)
Interest income	265	165	183
Foreign currency gain (loss) and other	(814)	511	568
Income before income taxes	14,094	6,551	9,057
Income tax provision	(1,060)	(288)	(803)
NET INCOME	$13,034	$6,263	$8,254

Earnings per share:
Basic	$0.64	$0.31	$0.41
Diluted	$0.63	$0.30	$0.40

Weighted average common shares	20,224	20,143	20,041
Weighted average diluted common shares	20,740	20,793	20,639

GulfMark Offshore, Inc.
Press Release
July 28, 2006

Operating Statistics	Three Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005
Revenues by Region (000’s)
North Sea based fleet	$45,806	$35,822	$40,469
Southeast Asia based fleet	6,100	4,977	4,790
Americas based fleet	6,527	6,876	6,081

Rates Per Day Worked
North Sea based fleet	$17,977	$14,665	$16,068
Southeast Asia based fleet	6,260	6,142	5,679
Americas based fleet	10,964	11,233	13,382

Overall Utilization
North Sea based fleet	93.7%	92.0%	90.8%
Southeast Asia based fleet	92.7%	83.7%	94.4%
Americas based fleet	100.0%	99.7%	89.3%

Average Owned/Chartered Vessels
North Sea based fleet	30.3	30.0	31.0
Southeast Asia based fleet	11.7	11.0	10.0
Americas based fleet	6.7	7.0	5.7
Total	48.7	48.0	46.7

Drydock Activity(1)
North Sea based fleet	6	4	4
Southeast Asia based fleet	2	2	-
Americas based fleet	-	1	3
Total	8	7	7

Expenditures (000’s)	$3,580	$2,756	$3,610

	At June 30, 2006		At June 30, 2005
	2006(3)	2007(4)	2005(3)	2006(4)
Forward Contract Cover(2)
North Sea based fleet	91%	55%	84%	49%
Southeast Asia based fleet	60%	13%	58%	10%
Americas based fleet	100%	86%	100%	93%
Total	85%	48%	81%	47%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total  calendar days vessels are available for charter hire.
(3)Represents remaining period (7/1-12/31).
(4)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
July 28, 2006

Statement of Operations (unaudited)	Six Months Ended
	June 30, 2006	June 30, 2005

Revenues	$106,108	$99,406
Direct operating expenses	44,277	40,192
Drydock expense	6,336	5,159
Bareboat charter expense	-	1,763
General and administrative expenses	12,129	9,703
Depreciation expense	14,416	14,454
Operating Income	28,950	28,135

Interest expense	(8,432)	(9,533)
Interest income	430	231
Foreign currency loss and other	(303)	(468)
Income before income taxes	20,645	18,365
Income tax provision	(1,348)	(1,184)
NET INCOME	$19,297	$17,181

Earnings per share:
Basic	$0.96	$0.86
Diluted	$0.93	$0.83

Weighted average common shares	20,184	20,019
Weighted average diluted common shares	20,833	20,653

GulfMark Offshore, Inc.
Press Release
July 28, 2006

Operating Statistics	Six Months Ended
	June 30, 2006	June 30, 2005
Revenues by Region (000’s)
North Sea based fleet	$81,628	$78,929
Southeast Asia based fleet	11,077	9,247
Americas based fleet	13,403	11,230

Rates Per Day Worked
North Sea based fleet	$16,354	$16,154
Southeast Asia based fleet	6,206	5,709
Americas based fleet	11,101	12,530

Overall Utilization
North Sea based fleet	92.8%	90.4%
Southeast Asia based fleet	88.4%	92.1%
Americas based fleet	99.8%	94.2%

Average Owned/Chartered Vessels
North Sea based fleet	30.2	30.7
Southeast Asia based fleet	11.3	10.0
Americas based fleet	6.8	5.3
Total	48.3	46.0

Drydock Activity(1)
North Sea based fleet	10	7
Southeast Asia based fleet	4	-
Americas based fleet	1	3
Total	15	10

Expenditures (000’s)	$6,336	$5,159

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
July 28, 2006

Balance Sheet Data (unaudited) ($000)	As of June 30, 2006	As of December 31, 2005
Cash	$25,467	$24,190
Working capital	43,339	34,941
Vessel and equipment, net	513,067	485,417
Construction in Progress	33,120	25,029
Total assets	658,908	613,915
Long term debt	240,919	247,685
Shareholders’ equity	373,979	320,096

Cash Flow Data (unaudited) ($000)	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
Cash flow from operating activities	$29,433	$26,116
Cash flow used in investing activities	(17,682)	(8,323)
Cash flow used in financing activities	(14,921)	(8,982)